UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 3, 2019

CANTEL MEDICAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction	(Commission	(IRS Identification
of incorporation)	File Number)	Number)

150 Clove Road, Little Falls, New Jersey	07424	(973) 890-7220
(Address of principal executive offices)	(Zip code)	(Registrant's telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Common Stock	CMD	New York Stock Exchange
(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities  Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2019, Cantel Medical Corp. (the “Company”) adopted an Executive Severance and Change in Control Plan (the “Plan”), which will provide severance and benefits to eligible key employees (“Participants”) of the Company and certain subsidiaries of the Company in connection with certain terminations of employment. The Plan has also been approved by the Compensation Committee of the Board of Directors and has an effective date of July 3, 2019.

Under the terms of the Plan, in the event that a Participant is involuntarily terminated by the Company without cause or, for certain categories of Participants, resigns from the Company for good reason (“Involuntarily Terminated”) outside of a change in control period (as defined in the Plan), the Participant would be entitled to (i) a severance payment consisting of a multiple of the Participant’s base salary (ranging from 0.75 times to two times), (ii) a lump sum payment equivalent to a pro-rata portion of the Participant’s target annual cash bonus for the year in which the termination occurred, (iii) a lump sum payment approximating a certain period of COBRA premiums for continued coverage under the Company’s group health insurance plan (ranging from 9 to 18 months), and (iv) 12 months of outplacement services. In addition, the top tier (defined as the Chief Executive Officer) of Participants is entitled to an additional lump sum payment equivalent to twice the Participant’s target annual target cash bonus for the year in which the termination occurred.

In the event that a Participant is Involuntarily Terminated by the Company during a change in control period, the Participant would be entitled to (i) a severance payment consisting of a multiple of the Participant’s base salary (ranging from one to two times), (ii) a lump sum payment equivalent to a pro-rata portion of the Participant’s target annual cash bonus for the year in which the termination occurred, (iii) an additional lump sum payment equivalent to a multiple of the Participant’s target annual cash bonus for the year in which the termination occurred (ranging from one to two times), (iv) a lump sum payment approximating a certain period of COBRA premiums for continued coverage under the Company’s group health insurance plan (ranging from 12 to 24 months), and (v) accelerated vesting of all outstanding equity awards (with performance awards vesting at target).

The Plan does not provide for a gross-up payment to any of the Participants to offset taxes, including any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the Internal Revenue Code of 1986, as amended. Instead, with respect to Excise Tax, the Plan provides that in the event that the payments described above would, if paid, be subject to the Excise Tax, then Participant shall be entitled to receive either (A) the full amount of the payments and assume full responsibility for the tax impacts, or (B) the maximum amount that may be provided to such Participant without resulting in any portion of the payments subject to the Excise Tax.

The receipt of the foregoing benefits under the Plan is conditioned on the Participant signing, and not revoking, a separation and release agreement, which includes a general release of claims by the Participant against the Company and certain post-employment restrictive covenants.

The foregoing description of the Severance Plan does not purport to be complete and is subject to and qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1, the terms of which are incorporated herein by reference.

Item 9.01	Financial Statements, Pro-Forma Information and Exhibits.

(d) Exhibits

Exhibit 10.1Executive Severance and Change in Control Plan (the “Plan”) dated July 3, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.

	By:	/s/ George L. Fotiades
George L. Fotiades
President and Chief Executive Officer

July 9, 2019